Exhibit 10.9
Loan agreement and pledge agreement

This bank loan agreement and pledge agreement were made among the following parties on 19 December 2008.

(A)	Borrower : Guangxi Liuzhou Baicaotang

(B)	Lender/ Mortgagee : Liuzhou City Commercial Bank

(C)	Mortgagor : Baicaotang Property Development Limited

Whereas:

The parties are desirous to enter into this agreement and agree as follows:-

(1)	The purpose of loan is for working capital

(2)	The loan amount is equivalent of RMB5,000,000 and the term of loan is 12 months from December 19, 2008 to December 19, 2009 which is the due date of principle loan;

(3)
Interest was monthly charged at 0.6975% and subject to the change in accordance with the benchmark rates announced by People of Bank of China without notice, and is monthly accrued and to be settled monthly on 20 th of each month .

(4)	Rights and obligation Borrower :
i	Proper use of loan in accordance with the terms set as therein
ii	Providing the true and complete financial report and relevant information, and assist the investigation of the borrower’s business and financial activities in connection with the use of fund.
iv	Repayment in accordance with the terms as set out therein and may extend the terms of loan by written notice before due date by 15 days upon the consent of lender.

Lender:
i
Have the right to request Party A to repay the said loan at any time when the occurrence of any incidence detrimental to the possibility of repayment; increase the items of pledge should the diminution of the value of the subject under pledge occur;

ii	Have the rights to request Party B to obtain the information inclusive of the financial figures, inventory and the use of fund in connection to the loan .
iii	Advance the loan to Party B at the time in accordance with the terms as set out in above

(5)
When the borrower fail to repay in accordance with the prescribed period herewith the terms as set out above, penalty charge will be imposed at a rate of 150% of the aforesaid interest rate of this contract till the repayment of principal and interest in arrears and will adjust at the date of the change of the benchmark rates announced by People of Bank of China. When the borrower fail to use the fund properly,  penalty of 200% of the aforesaid interest rate will be imposed on the part in breach of the use of fund.

(6)
Security of this loan agreement is in the form of the pledge and the mortgagees agree to pledge by means of property as follows. The pledge covers the principle of loan, interest, surcharge, compensation, litigation in connection with the enforcement of debts.

(7)	Value of asset under pledge : RMB 11,014,800

(8)	Asset under pledge : 2/F Block 5, Baiocao Garden No 102 Chengzhan Road, Liuzhou City

Borrower: Guangxi Liuzhou Baicaotang
Legal Representative: /s/ Hui Tian Tang

Lender (Seal): Liuzhou City Commercial Bank